Exhibit 99

VF Corporation Reports Third Quarter 2014 Results; Raises Full-Year 2014 Earnings Outlook; Announces 22 Percent Increase in Quarterly Dividend

  Revenues up 7 percent to $3.5 billion; earnings per share up 11 percent to $1.08.
  Outdoor & Action Sports revenues up 11 percent including a 9 percent increase in The North Face® brand revenues, a 12 percent increase in Vans®, and a 15 percent increase in Timberland®.
  Direct-to-consumer revenues up 16 percent with growth from every brand and double-digit growth in every region.
  International revenues up 9 percent (up 10 percent in constant currency) with continued strong growth in Europe and Asia Pacific.
  Quarterly dividend increased by 22 percent to $0.32 per share.
  Full-year earnings per share outlook increased to $3.08, representing 14 percent growth over 2013 results.

GREENSBORO, N.C.--(BUSINESS WIRE)--October 20, 2014--VF Corporation (NYSE: VFC) today reported financial results for its third quarter ended Sept. 27, 2014. All per share amounts are presented on a diluted basis. The Timberland®, Vans®, The North Face®, Kipling® and Wrangler® brands drove a 7 percent increase in revenues and an 11 percent increase in earnings per share in the third quarter.

“Our third quarter results validate our growth strategy and demonstrate our ability to manage our powerful portfolio in ways that ensure we deliver solid results,” said Eric Wiseman, VF Chairman, President and Chief Executive Officer. “Led by another outstanding performance from our Outdoor & Action Sports coalition, we delivered strong growth in revenue and earnings. We are squarely on track to deliver another record year for VF and our shareholders.”

Third Quarter 2014 Review

  Revenues rose 7 percent to $3.5 billion driven by strong growth in our Outdoor & Action Sports coalition and our international and direct-to-consumer businesses.
  Gross margin improved 70 basis points to 48.3 percent driven primarily by the continuing shift of our revenue mix toward higher margin businesses.
  SG&A as a percent of revenues was up 40 basis points to 30.4 percent.
  Operating income increased 9 percent to $633 million in the third quarter, compared with $580 million in the same period of 2013. Operating margin was 18 percent compared with 17.6 percent in the third quarter of 2013.
  Earnings per share increased 11 percent to $1.08 per share compared with $0.97 per share during the same period last year.

Coalition Review

Revenues for the Outdoor & Action Sports coalition increased 11 percent in the quarter to $2.2 billion with double-digit growth in the Americas, European and Asia Pacific regions.

Third quarter revenues for The North Face® brand rose 9 percent globally. The North Face® brand’s revenues were up at a low double-digit percentage rate in the Americas region, up by a mid single-digit percentage rate in Asia Pacific and up at a low single-digit rate in Europe. Global direct-to-consumer revenues for The North Face® brand were up 32 percent.

Vans® brand revenues were up 12 percent with continued, strong growth across all regions as well as in the brand’s wholesale and direct-to-consumer businesses. Revenues in the Americas region were up at a high single-digit rate, impacted by a shift in timing of shipments; fourth quarter revenues are expected to grow at a high-teen percentage rate. In Europe, Vans® brand revenues were up at a mid-teen percentage rate in the quarter, and by nearly 40 percent in the Asia Pacific region. Global direct-to-consumer revenues for the Vans® brand were up 18 percent in the quarter.

Revenues for the Timberland® brand were up 15 percent in the third quarter. In the Americas region, revenues were up 22 percent including more than 30 percent growth in its wholesale business. In Europe, Timberland® brand revenues were up at a mid-teen percentage rate and in Asia Pacific, revenues increased at a low single-digit rate. Globally, the Timberland® brand achieved 18 percent growth in wholesale revenues and a 6 percent increase in its direct-to-consumer business in the quarter.

In line with our expectations for sequential quarterly improvement, Jeanswear third quarter revenues were up slightly to $750 million. In constant currency, Jeanswear revenues increased 2 percent in the quarter. Coalition revenues in the Americas region were down at a low single-digit percentage rate due to ongoing challenges in the U.S. mid-tier/department store channel and unfavorable consumer trends in women’s denim, which, similar to the second quarter, primarily impacted the Lee® brand. Jeanswear revenues were down slightly in Europe and up more than 30 percent in the Asia Pacific region.

Third quarter revenues for the Wrangler® brand were up 3 percent driven by a low single-digit increase in the Americas region, a mid single-digit percentage rate decline in European revenues and more than 30 percent growth in the Asia Pacific region. Third quarter revenues for the Lee® brand were down 1 percent driven by a low double-digit percentage revenue decline in the Americas region, partially offset by 30 percent growth in Asia Pacific and a low single-digit increase in European sales.

We continue to expect fourth quarter revenue comparisons for the Jeanswear coalition to be the strongest of the year with a mid-to-high single-digit percentage increase.

Imagewear revenues were up 3 percent in the quarter to $293 million driven by a 10 percent increase in its Image business and a mid single-digit percentage decrease in its Licensed Sports Group business.

Third quarter Sportswear revenues were up 5 percent to $163 million. Nautica® brand revenues grew 2 percent and the Kipling® brand’s U.S. business was up more than 22 percent. Globally, the Kipling® brand grew 20 percent.

Contemporary Brands coalition revenues were down 5 percent, to $99 million, reflecting continuing challenging consumer trends in women’s contemporary apparel and premium denim.

International Review

International revenues in the third quarter grew 9 percent, or 10 percent excluding the impact of foreign currency. Revenues in Europe increased 8 percent and in the Asia Pacific region were up 18 percent, including 19 percent growth in China. Reported revenues in the Americas (non-U.S.) region were up 4 percent (up 10 percent in constant currency). International revenues were 41 percent of total VF third quarter sales in 2014 compared with 40 percent in the same period of 2013.

Direct-to-Consumer Review

Direct-to-consumer revenues grew 16 percent in the third quarter with double-digit increases in all regions of the world and growth in every VF brand with a retail format. Forty-nine stores were opened during the quarter bringing the total number of VF owned retail stores to 1,333. Direct-to-consumer revenues reached 22 percent of total revenues in the third quarter compared with 19 percent in the 2013 period. As previously discussed, effective in 2014, VF now includes revenues from its concession locations in its direct-to-consumer business; on a comparable basis, direct-to-consumer revenues in the third quarter of 2013 would have been 20 percent of total VF revenue. References to direct-to-consumer and wholesale revenue growth rates reflect the change in reporting of concessions in all periods.

Balance Sheet Review

Quarter end inventories were up 4 percent compared to the same period in 2013 reflecting VF’s rigorous operational discipline. For the full year, VF continues to anticipate cash generation from operations to exceed $1.65 billion.

2014 Outlook

Key points related to VF’s full year 2014 outlook include:

  Revenues are expected to reach $12.3 billion, growing 8 percent over 2013. Outdoor & Action Sports revenues are expected to increase by 13 percent. The Timberland® brand’s annual growth outlook has been strengthened to 13 percent versus the previously anticipated 12 percent expectation.
  Gross margin is expected to expand to approximately 49 percent, and operating margin should reach 15 percent.
  Earnings per share are now expected to reach $3.08 per share, an increase of $0.02 over the previous outlook, representing a 14 percent increase over 2013 and slightly ahead of the company’s long-term financial target. This new $3.08 outlook includes an estimated $0.02 negative impact due to currency fluctuations since our prior outlook.

Dividend Declared

On Oct. 16, 2014, VF’s Board of Directors declared a quarterly dividend of $0.32 per share, reflecting a 22 percent increase over the previous quarter’s dividend. This dividend will be payable on Dec. 19, 2014 to shareholders of record at the close of business on Dec. 9, 2014.

Webcast Information

VF will hold its third quarter conference call and webcast today at 8:30 a.m. Eastern Time. Interested parties should call 888-542-0999 (domestic) or 719-325-2108 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available from Oct. 20 through Oct. 27, 2014, via telephone at 877-870-5176 (access code: 2986770) or at www.vfc.com.

About VF

VF Corporation (NYSE: VFC) is a global leader in the design, manufacture, marketing and distribution of branded lifestyle apparel, footwear and accessories. The company’s highly diversified portfolio of 30 powerful brands spans numerous geographies, product categories, consumer demographics and sales channels, giving VF a unique industry position and the ability to create sustainable, long-term growth for our customers and shareholders. The company’s largest brands are The North Face®, Vans®, Timberland®, Wrangler®, Lee® and Nautica®. For more information, visit www.vfc.com.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF and its customers’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to protect trademarks and other intellectual property rights; foreign currency fluctuations; changes in tax liabilities, and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September		%	Nine Months Ended September		%
	2014	2013	Change	2014	2013	Change

Net sales	$3,486,998	$3,266,681	7%	$8,610,521	$8,043,638	7%
Royalty income	33,449	30,588	9%	92,780	85,911	8%

Total revenues	3,520,447	3,297,269	7%	8,703,301	8,129,549	7%

Costs and operating expenses
Cost of goods sold	1,818,655	1,728,144	5%	4,464,565	4,226,779	6%
Selling, general and administrative expenses	1,068,710	989,422	8%	2,982,656	2,764,005	8%
	2,887,365	2,717,566	6%	7,447,221	6,990,784	7%

Operating income	633,082	579,703	9%	1,256,080	1,138,765	10%

Interest, net	(20,703)	(19,987)	(4%)	(59,828)	(61,224)	2%
Other income (expense), net	(1,609)	(1,250)	(29%)	(4,209)	(1,723)	(144%)

Income before income taxes	610,770	558,466	9%	1,192,043	1,075,818	11%

Income taxes	140,241	124,705	12%	266,639	233,366	14%

Net income	$470,529	$433,761	8%	$925,404	$842,452	10%

Earnings per common share
Basic	$1.09	$0.99	10%	$2.14	$1.92	11%
Diluted	$1.08	$0.97	11%	$2.10	$1.89	11%

Weighted average shares outstanding
Basic	430,638	438,180		432,956	438,516
Diluted	437,587	445,620		440,328	446,480

Cash dividends per common share	$0.2625	$0.2175	21%	$0.7875	$0.6525	21%

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal third quarter ends on the Saturday closest to September 30. For presentation purposes herein, all references to periods ended September 2014, December 2013 and September 2013 relate to the 13 week, 52 week and 13 week fiscal periods ended September 27, 2014, December 28, 2013 and September 28, 2013, respectively.

VF CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	September	December	September
	2014	2013	2013

ASSETS
Current assets
Cash and equivalents	$496,500	$776,403	$315,661
Accounts receivable, net	1,764,636	1,360,443	1,663,118
Inventories	1,822,162	1,399,062	1,752,284
Other current assets	440,915	347,074	362,841
Total current assets	4,524,213	3,882,982	4,093,904

Property, plant and equipment	940,193	932,792	904,809
Intangible assets	2,785,651	2,960,201	2,939,371
Goodwill	1,989,871	2,021,750	2,014,717
Other assets	575,948	517,718	499,260
Total assets	$10,815,876	$10,315,443	$10,452,061

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$654,839	$18,810	$468,310
Current portion of long-term debt	4,374	5,167	2,987
Accounts payable	674,950	638,732	659,135
Accrued liabilities	932,315	905,292	924,228
Total current liabilities	2,266,478	1,568,001	2,054,660

Long-term debt	1,424,311	1,426,829	1,427,138
Other liabilities	1,262,727	1,243,575	1,341,386

Stockholders' equity	5,862,360	6,077,038	5,628,877
Total liabilities and stockholders' equity	$10,815,876	$10,315,443	$10,452,061

VF CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September
	2014	2013

Operating activities
Net income	$925,404	$842,452
Depreciation and amortization	200,519	181,109
Other noncash adjustments to net income	198,667	105,076
Changes in operating assets and liabilities	(957,744)	(710,561)
Cash provided by operating activities	366,846	418,076

Investing activities
Capital expenditures	(171,606)	(203,469)
Software purchases	(66,815)	(41,923)
Other, net	(16,612)	(9,896)
Cash used by investing activities	(255,033)	(255,288)

Financing activities
Net increase in short-term borrowings	637,786	457,856
Payments on long-term debt	(3,549)	(402,141)
Purchases of treasury stock	(727,536)	(283,433)
Cash dividends paid	(340,690)	(286,790)
Net impact of stock issuance	57,219	72,848
Cash used by financing activities	(376,770)	(441,660)

Effect of foreign currency rate changes on cash and equivalents	(14,946)	(2,928)

Net change in cash and equivalents	(279,903)	(281,800)

Cash and equivalents - beginning of year	776,403	597,461

Cash and equivalents - end of period	$496,500	$315,661

VF CORPORATION
Supplemental Financial Information
Business Segment Information
(Unaudited)
(In thousands)

	Three Months Ended September		%	Nine Months Ended September		%
	2014	2013	Change	2014	2013	Change

Coalition revenues
Outdoor & Action Sports	$2,180,879	$1,971,963	11%	$5,034,670	$4,459,845	13%
Jeanswear	750,446	747,241	0%	2,046,614	2,076,919	(1%)
Imagewear	292,531	284,480	3%	805,733	779,064	3%
Sportswear	163,442	155,208	5%	435,049	416,919	4%
Contemporary Brands	99,382	104,998	(5%)	293,737	307,339	(4%)
Other	33,767	33,379	1%	87,498	89,463	(2%)

Total coalition revenues	$3,520,447	$3,297,269	7%	$8,703,301	$8,129,549	7%

Coalition profit
Outdoor & Action Sports	$475,444	$421,177	13%	$880,618	$748,137	18%
Jeanswear	156,998	158,334	(1%)	386,401	410,551	(6%)
Imagewear	42,855	40,698	5%	115,944	107,343	8%
Sportswear	22,979	23,987	(4%)	45,801	52,481	(13%)
Contemporary Brands	4,869	9,456	(49%)	21,611	29,910	(28%)
Other	1,193	(47)	-	(1,997)	(2,195)	9%

Total coalition profit	704,338	653,605	8%	1,448,378	1,346,227	8%

Corporate and other expenses	(72,865)	(75,152)	3%	(196,507)	(209,185)	6%
Interest, net	(20,703)	(19,987)	(4%)	(59,828)	(61,224)	2%

Income before income taxes	$610,770	$558,466	9%	$1,192,043	$1,075,818	11%

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Three Months Ended September 2014
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition revenues
Outdoor & Action Sports	$2,180,879	$(4,765)	$2,185,644
Jeanswear	750,446	(8,063)	758,509
Imagewear	292,531	(402)	292,933
Sportswear	163,442	-	163,442
Contemporary Brands	99,382	153	99,229
Other	33,767	-	33,767

Total coalition revenues	$3,520,447	$(13,077)	$3,533,524

Coalition profit
Outdoor & Action Sports	$475,444	$(2,911)	$478,355
Jeanswear	156,998	(439)	157,437
Imagewear	42,855	(136)	42,991
Sportswear	22,979	-	22,979
Contemporary Brands	4,869	(44)	4,913
Other	1,193	-	1,193

Total coalition profit	704,338	(3,530)	707,868

Corporate and other expenses	(72,865)	-	(72,865)
Interest, net	(20,703)	-	(20,703)

Income before income taxes	$610,770	$(3,530)	$614,300

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(Unaudited)
(In thousands)

	Nine Months Ended September 2014
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition revenues
Outdoor & Action Sports	$5,034,670	$22,296	$5,012,374
Jeanswear	2,046,614	(25,057)	2,071,671
Imagewear	805,733	(2,656)	808,389
Sportswear	435,049	-	435,049
Contemporary Brands	293,737	2,035	291,702
Other	87,498	-	87,498

Total coalition revenues	$8,703,301	$(3,382)	$8,706,683

Coalition profit
Outdoor & Action Sports	$880,618	$532	$880,086
Jeanswear	386,401	4	386,397
Imagewear	115,944	(592)	116,536
Sportswear	45,801	-	45,801
Contemporary Brands	21,611	114	21,497
Other	(1,997)	-	(1,997)

Total coalition profit	1,448,378	58	1,448,320

Corporate and other expenses	(196,507)	-	(196,507)
Interest, net	(59,828)	-	(59,828)

Income before income taxes	$1,192,043	$58	$1,191,985

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Corporation
Lance Allega, 336-424-6082
Vice President, Investor Relations
or
Craig Hodges, 336-424-5636
Director, Public Relations